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                                                                   EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our report dated July 22, 1996 (except with respect to the consummation of the asset purchase agreement discussed in Notes 1, 7 and 13, as to which the date is August 16, 1996), relating to the consolidated financial statements of HealthRider, Inc. and subsidiaries as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 (and to all references to our Firm), included in or made a part of this registration statement on Form S-4 of ICON Fitness Corporation.

Arthur Andersen LLP

Salt Lake City, Utah
December 19, 1996